Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AMC ENTERTAINMENT HOLDINGS, INC. STOCKHOLDER LITIGATION	CONSOLIDATED C.A. No. 2023-0215-MTZ

NOTICE OF PENDENCY OF STOCKHOLDER
CLASS ACTION AND PROPOSED SETTLEMENT,
SETTLEMENT HEARING, AND RIGHT TO APPEAR

The Delaware Court of Chancery authorized this Notice.
This is not a solicitation from a lawyer.

Notice Of Pendency Of Class Action: If you were a record holder or beneficial owner of AMC Entertainment Holdings, Inc. (“AMC” or the “Company”) Class A common stock (NYSE: “AMC”) (“Common Stock”) between August 3, 2022, through and including the record time on the business day prior to the Conversion, as defined below, on which the Reverse Stock Split, as defined below, is effective, please be advised that your rights will be affected by the above-captioned stockholder class action (the “Action”) pending in the Court of Chancery of the State of Delaware (the “Court”).

NOTICE OF SETTLEMENT: Please also be advised that (i) Lead Plaintiffs Allegheny County Employees’ Retirement System, Usbaldo Munoz, and Anthony Franchi (collectively, “Plaintiffs”), on behalf of themselves and the Settlement Class (defined and described in greater detail in Paragraph 29 below), (ii) Defendants Adam M. Aron, Denise Clark, Howard W. Koch, Jr., Philip Lader, Gary F. Locke, Kathleen M. Pawlus, Keri Putnam, Anthony J. Saich, Adam J. Sussman, Lee Wittlinger, and AMC (collectively, “Defendants” and, together with Plaintiffs, the “Parties”) have reached a proposed settlement (the “Settlement”), pursuant to which, promptly following approval by the Court, AMC will effect the Reverse Stock Split and Conversion, and issue to the record holders of Common Stock as of the record time, expected to be set as of the close of business in accordance with any New York Stock Exchange and/or Depository Trust Company requirements or policies, on the business day prior to Conversion on which the Reverse Stock Split is effective, one share of Common Stock for every 7.5 shares of Common Stock owned by such holders (after giving effect to the Reverse Stock Split and with a payment of cash in lieu of fractional shares) (the “Settlement Payment”).

The Company and Defendants have agreed to take all necessary action so that the Reverse Stock Split, Conversion and Settlement Payment take place as soon as practicable following the entry of a Final Order and Judgment resolving this Action. The shares and cash comprising the Settlement Payment will be distributed to stockholders of record, and should appear in the accounts of beneficial holders of AMC Common Stock promptly thereafter in accordance with the practices and polices of each beneficial holder’s broker or nominee.

As described in greater detail below, the Settlement Payment will be calculated based on the number of shares of Common Stock then outstanding. The proposed Settlement, if approved, will resolve all claims in the Action against Defendants.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.

This Notice explains how Settlement Class Members (defined below) will be affected by the Settlement. The following table provides a brief summary of the rights you have as a Settlement Class Member and the relevant deadlines, which are described in greater detail later in this Notice.1

SETTLEMENT CLASS MEMBERS’ LEGAL RIGHTS IN THE SETTLEMENT:
RECEIVE A PAYMENT FROM THE SETTLEMENT. SETTLEMENT CLASS MEMBERS DO NOT NEED TO SUBMIT A CLAIM FORM.	If you are a member of the Settlement Class (defined in Paragraph 29 below) and you hold Common Stock as of the Settlement Class Time, as defined below, you may be eligible to receive the Settlement Payment. Settlement Class Members who hold Common Stock as of the Settlement Class Time do not need to submit a claim form to receive the Settlement Payment if the Settlement is approved by the Court. Your shares (or cash in lieu of fractional shares) from the Settlement will be paid to record holders directly and should appear in the brokerage accounts of beneficial holders promptly thereafter, in accordance with the practices and policies of each beneficial holder’s broker or nominee. See Paragraphs 29–31 below for further discussion.

1 Any capitalized terms used in this Notice that are not otherwise defined in this Notice have the meanings given to them in the Stipulation and Agreement of Compromise, Settlement, and Release, dated April 27, 2023 (the “Stipulation”). A copy of the Stipulation is available at the “Investor Relations” section of AMC’s website, investor.amctheatres.com/newsroom/default.aspx.

SETTLEMENT CLASS MEMBERS’ LEGAL RIGHTS IN THE SETTLEMENT:
OBJECT TO THE SETTLEMENT BY SUBMITTING A WRITTEN OBJECTION SO THAT IT IS RECEIVED NO LATER THAN MAY 31, 2023.	If you are a member of the Settlement Class and would like to object to the proposed Settlement, Lead Counsel’s application for an award of attorneys’ fees and litigation expenses, and/or Lead Counsel’s application for incentive awards to Plaintiffs, you may write to Lead Counsel and explain the reasons for your objection. See Paragraphs 63–68 below for details.
ATTEND A HEARING ON JUNE 29-30, 2023 AT Leonard L. Williams Justice Center, at 500 North King Street, Wilmington, Delaware, AND SUBMIT THE COURT’S FORM TO ATTEND THE SETTLEMENT HEARING TO THE REGISTER IN CHANCERY BY MAY 31, 2023.	Submit the form attached to the letter the Court intends to publish to AMC stockholders with specific instructions regarding the Settlement Hearing with the Register in Chancery by May 31, 2023. If you submit a written objection, you may (but you do not have to) attend the hearing and, at the discretion of the Court, speak to the Court about your objection. See Paragraphs 63–68 below for details.

WHAT THIS NOTICE CONTAINS

What Is The Purpose Of This Notice?	Page 4
What Is This Case About? What Has Happened So Far?	Page 5
What Are The Terms Of The Settlement?	Page 9
How Do I Know Whether I Am Affected By The Settlement?	Page 10
What Are The Parties’ Reasons For The Settlement?	Page 10
How Much Will My Payment From The Settlement Be? How Will I Receive My Payment?	Page 14
What Will Happen If The Settlement Is Approved? What Claims Will The Settlement Release?	Page 15
How Will The Attorneys Be Paid?	Page 19
When And Where Will The Settlement Hearing Be Held? Do I Have The Right To Appear At The Settlement Hearing? May I Object To The Settlement And Speak At The Hearing If I Don’t Like The Settlement?	Page 20
Can I See The Court File? Whom Should I Contact If I Have Questions?	Page 24

WHAT IS THE PURPOSE OF THIS NOTICE?

1.                 The purpose of this Notice is to explain the lawsuit, the parties’ respective reasons for settling, the terms of the proposed Settlement, and how the proposed Settlement affects Settlement Class Members and other AMC equity holders’ legal rights.

2.                 This lawsuit is a class action lawsuit. In a class action, a lawsuit is filed on behalf of a large group of people, known as a “class.” This class action lawsuit was brought on behalf of the holders of AMC Common Stock between August 3, 2022, through and including the record time on the business day prior to the Conversion on which the Reverse Stock Split is effective.

3.                 To litigate class actions, a class is represented by specific representative members of the class known as the “Lead Plaintiffs.” Plaintiffs Allegheny County Employees’ Retirement System, Usbaldo Munoz, and Anthony Franchi are Lead Plaintiffs in this lawsuit. As used in this Notice and other documents concerning the Settlement, the term “Plaintiffs” refers to these three Lead Plaintiffs. Each of the three Lead Plaintiffs own shares of AMC Common Stock and are members of the Settlement Class. Except for potential incentive awards, which are described below in Paragraph 56, Plaintiffs have not received and will not receive any additional compensation for serving as Lead Plaintiffs beyond what they are entitled to as members of the Settlement Class—i.e., one share of Common Stock for every 7.5 shares of Common Stock they owned as of the Settlement Class Time (after giving effect to the Reverse Stock Split). In other words, they will be treated the same as all other members of the Settlement Class.

4.                 In addition, because this lawsuit is a class action, any settlement must be approved by the Court and Settlement Class Members are entitled to comment or object before the Court considers whether to approve the proposed Settlement. Please see Paragraphs 63–68 below for details about how to comment or object.

5.                 This Notice is being disseminated to you because you may be a member of the Settlement Class. Settlement Class Members have the right to know their options, as well as how the Action and the proposed Settlement generally affects their legal rights, before the Court rules on the proposed Settlement.

6.                 The Court has scheduled a hearing to, among other things, consider the fairness, reasonableness, and adequacy of the proposed Settlement and the application by Lead Counsel for an award of attorneys’ fees and expenses (the “Settlement Hearing”). Please see Paragraphs 58–62 below for details about the Settlement Hearing, including the location, date, and time of the hearing.

7.                 The publication of this Notice is not an expression by the Court of any findings of fact or any opinion concerning the merits of any claim in the Action. The Court has not yet decided whether to approve the Settlement.

PLEASE NOTE: Only Settlement Class Members will be entitled to receive the Settlement Payment pursuant to the proposed Settlement.

WHAT IS THIS CASE ABOUT? WHAT HAS HAPPENED SO FAR?

THE FOLLOWING DESCRIPTION OF THE ACTION AND THE SETTLEMENT HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT.

8.                 On August 4, 2022, AMC declared a special dividend of one AMC Preferred Equity Unit (an “APE”; NYSE: “APE”)2 for each share of Common Stock. Each APE is a depositary receipt representing an interest in 1/100th of a share of the Company’s Series A Convertible Participating Preferred Stock (the “Preferred Stock”). Each share of Preferred Stock, in turn, is potentially convertible into 100 shares of Common Stock. At the time of the distribution of the APEs to all holders of Common Stock, the Company generally expected that the APEs and the Common Stock would trade at comparable prices, such that the market price of the Common Stock would temporarily decline to account for the existence of the APEs, but the total dollar value to anyone holding onto their APEs and their Common Stock would be comparable to the prior total value of holding Common Stock alone.

9.                Pursuant to a Deposit Agreement (the “Deposit Agreement”) dated August 4, 2022, between the Company, on one hand, and Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (together with Computershare, the “Depositary”), on the other hand, providing that in the absence of specific voting instructions from holders of APEs, the Depositary agreed to vote the Preferred Stock proportionately with votes cast pursuant to instructions received from the other holders of APEs. Plaintiffs alleged that this provision in the Deposit Agreement gave the APEs enhanced voting rights, as each APE vote cast had a pro rata effect as to how the voting power of absent APEs would be allocated.

10.                On August 22, 2022, APEs began trading on the NYSE under the symbol “APE.” The APEs did not trade in parity with the Common Stock. After the initial distribution of APEs to holders of Common Stock, AMC sold additional APEs to market participants through an at-the-market program.

11.               On December 22, 2022, AMC entered into an agreement (the “Antara Agreement”) with Antara Capital, LP (“Antara”) to raise $110 million of new equity capital through the sale of APEs to Antara.

12.               Concurrently, AMC announced that it would hold a special meeting of stockholders (the “Special Meeting”) to vote on proposals to amend the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate”) to: (i) increase the authorized number of shares of Common Stock from approximately 524 million to 550 million shares authorized (the “Share Increase”); and (ii) thereafter effect a 1-for-10 reverse stock split of AMC equity (the “Reverse Stock Split,” and collectively with the Share Increase, the “Proposals”). Upon approval, the Proposals would allow for, following the Reverse Stock Split, the full conversion of all outstanding APEs into shares of Common Stock, with each APE convertible to 1/10th of a share of Common Stock (the “Conversion”). Under the terms of the Antara Agreement, Antara agreed to vote its APEs in favor of the Proposals at the Special Meeting.

2 In the Stipulation and other settlement papers, APEs are referred to as “AMC Preferred Equity Units.”

13.               On February 20, 2023, Allegheny County Employees’ Retirement System filed a class action lawsuit bearing the caption Allegheny County Employees’ Retirement System v. AMC Entertainment Holdings, Inc., et al., C.A. No. 2023-0215-MTZ (the “Allegheny Action”), on behalf of itself and all other similarly situated holders of Common Stock (effectively all holders of Common Stock except for Defendants), against certain of the Defendants, asserting claims for breach of fiduciary duty and violation of 8 Del. C. § 242(b)(2) in connection with the issuance of the APEs and Proposals, and seeking injunctive relief and money damages in an amount to be determined at trial.

14.               Also on February 20, 2023, after conducting a books and records examination pursuant to 8 Del. C. § 220, Usbaldo Munoz and Anthony Franchi commenced an action bearing the caption Munoz, et al. v. Aron, et al., C.A. No. 2023-0216-MTZ (the “Munoz Action”), on behalf of themselves and all other similarly situated holders of Common Stock (effectively all holders of Common Stock except for Defendants), against certain of the Defendants, asserting a claim for breach of fiduciary duty in connection with the Proposals and seeking injunctive relief prior to the effectuation of the Proposals.

15.               On February 27, 2023, the Court entered an Order (the “Status Quo Order”), which, among other things, allowed AMC to hold the Special Meeting but prevented AMC from effectuating the Proposals, if approved, pending a ruling by the Court on Plaintiffs’ to-be-filed preliminary injunction motion, set a hearing on Plaintiffs’ preliminary injunction motion for April 27, 2023, and expedited discovery in the Action.

16.               On March 2, 2023, the Court entered an Order consolidating the Allegheny Action and the Munoz Action into the above-captioned Action; appointing Allegheny County Employees’ Retirement System, Usbaldo Munoz, and Anthony Franchi as lead plaintiffs in the Action; appointing the law firms of Bernstein Litowitz Berger & Grossmann LLP, Fields Kupka & Shukurov LLP, and Grant & Eisenhofer P.A. as lead counsel in the Action (“Lead Counsel”); designating the Verified Stockholder Class Action Complaint filed in the Munoz Action as the operative complaint in the Action (the “Complaint”); and requiring Lead Counsel to inform the Court whether a claim for violation of 8 Del. C. § 242(b)(2) would be included as a basis for Plaintiffs’ to-be-filed preliminary injunction motion. On March 13, 2023, Lead Counsel filed a letter with the Court stating that Plaintiffs intended at that time to include a claim for an alleged violation of 8 Del. C. § 242(b)(2) as against AMC in their motion.

17.               On March 14, 2023, the Court entered a Stipulation and Order for the Production and Exchange of Confidential and Highly Confidential Information (the “Confidentiality Order”).

18.               Also on March 14, 2023, AMC convened the Special Meeting, at which the Proposals were approved by a majority of Common Stock and Preferred Stock, voting together as a class, including Preferred Stock shares corresponding to uninstructed APEs in the same proportion as instructed APEs, as provided in the Deposit Agreement.

19.               Between February and April 2023, the Parties engaged in document discovery: (i) Plaintiffs served 21 requests for the production of documents to Defendants and served subpoenas on multiple third parties; (ii) Plaintiffs obtained and reviewed over 59,000 pages of documents produced by Defendants and an additional 3,200 pages of documents produced by third parties; and (iii) Plaintiffs responded to over 26 document requests served by Defendants and produced over 3,700 pages of documents.

20.               During this time period, Plaintiffs retained and worked closely with financial and proxy solicitation experts to prepare expert analyses to submit with their anticipated injunction brief. Plaintiffs were also preparing to take six fact depositions and to sit for their own depositions, all to be conducted in an eight-day span, with a fact discovery deadline of April 6, 2023.

21.               On March 28, 2023, the Parties participated in a mediation session with former Vice Chancellor Joseph R. Slights III. The Parties engaged in extensive follow-up negotiations over the next several days.

22.               On April 2, 2023, following adversarial and arm’s-length negotiations, the Parties executed a Term Sheet (the “Term Sheet”) reflecting the Parties’ agreement-in-principle to settle the Action.

23.               The Stipulation (together with the exhibits hereto) reflects the final and binding agreement among the Parties concerning the Settlement and supersedes the Term Sheet.

24.               On May 1, 2023, the Court entered the Scheduling Order in connection with the Settlement which, among other things, authorized this Notice to be provided to Settlement Class Members and scheduled the Settlement Hearing to consider whether to grant final approval of the Settlement.

25.               This lawsuit involves the alleged breach of fiduciary duty for allegedly violating the voting rights of holders of Common Stock and the alleged violation of 8 Del. C. § 242(b)(2) in connection with the issuance of the APEs and the Board’s approval of the Proposals, which are issues of Delaware law. The proposed Settlement, if approved, will resolve all claims in this lawsuit.

WHAT ARE THE TERMS OF THE SETTLEMENT?

26.               If the proposed Settlement is approved, AMC will promptly effect the Conversion and issue to the record holders of Common Stock as of the Settlement Class Time one share of Common Stock for every 7.5 shares of Common Stock owned by such holders (after giving effect to the Reverse Stock Split). If the share issuance would result in such record holders receiving a fraction of a share of Common Stock, AMC will arrange for a cash payment in lieu of a fractional share by causing its transfer agent to (i) aggregate and sell such fractional interests and (ii) allocate and distribute the net cash proceeds from such sale among the holders of fractional interests as their respective interests appear on the records books of AMC. For beneficial holders who hold through banks, brokers, or other nominees, these banks, brokers, or other nominees may have different procedures for processing the Settlement Payment and handling fractional shares.

27.               If the Settlement is approved, holders of Common Stock as of the Settlement Class Time, regardless of whether they hold any APEs at the time, will receive additional shares of Common Stock for every 7.5 shares of Common Stock they hold and will therefore hold more relative equity in the Company than they did prior to the Conversion and Reverse Split.

HOW DO I KNOW WHETHER I AM AFFECTED BY THE SETTLEMENT?

28.               If you are a member of the Settlement Class, you are subject to, and may be entitled to a share issuance as a result of, the Settlement if it is approved by the Court.

29.               The “Settlement Class” means all holders of AMC Common Stock between August 3, 2022, through and including the Settlement Class Time, whether beneficial or of record, including the legal representatives, heirs, successors-in-interest, transferees, and assignees of all such foregoing holders, but excluding Defendants. “Settlement Class Time” means the record time, expected to be set as of the close of business in accordance with any New York Stock Exchange and/or Depository Trust Company requirements or policies, on the business day prior to Conversion on which the Reverse Stock Split is effective. Put slightly differently, if you owned AMC Common Stock between August 3, 2022, through and including the time after the Reverse Stock Split is effected, but before the Conversion, you are a member of the Settlement Class.

30.               Only record holders of Common Stock as of the “Settlement Class Time” will be entitled to a Settlement Payment. The Settlement Class Time is set as of a time such that the Reverse Stock Split, distribution of the Settlement Payment, and the Conversion can be accomplished by AMC nearly contemporaneously. In other words, the Settlement Payment goes to the record holders of Common Stock when the corporate actions at issue in the Action are effected.

31.               Defendants are excluded from the Settlement Class.

WHAT ARE THE PARTIES’ REASONS FOR THE SETTLEMENT?

32.               Plaintiffs brought their claims in good faith and continue to believe that their claims have merit but, based upon Plaintiffs and Lead Counsel’s investigation and consideration of the risks of continued litigation and the relative costs and benefits to the Settlement Class of continuing the Action, Plaintiffs and Lead Counsel have determined that the Settlement is fair, reasonable, adequate, and in the best interests of the Settlement Class.

33.              In assessing the proposed Settlement, Lead Counsel believes it is important to consider what this lawsuit challenged, what it could realistically have achieved, and what it was not expected to achieve. From before filing the lawsuit through the sending of this Notice, Lead Counsel have reviewed extensive documents produced in this lawsuit and other evidence, and participated in substantive mediation sessions with counsel for the Defendants overseen by former Vice Chancellor Slights. The process leading to the Settlement heavily informs their conclusion that the proposed Settlement is not only fair and reasonable, but the best realistically available outcome for members of the Class.

34.               In assessing Lead Plaintiffs’ request for injunctive relief, the Court would have to consider three elements: (i) Plaintiffs’ likelihood of success on the merits of their claims; (ii) irreparable harm; and (iii) the balancing of the equities among all affected constituents.

35.               Lead Plaintiffs believe that although the issuance of the APEs themselves – and particularly later sales of APEs – caused significant dilution to holders of Common Stock, that harm was not likely to be remedied through this lawsuit. Lead Plaintiffs were primarily seeking to enjoin the filing of a Certificate of Amendment to the AMC Certificate that was provisionally approved at the March 14, 2023 Special Meeting.

36.               Even if Plaintiffs could show a likelihood of success on the merits of their claims for injunctive relief and irreparable harm with respect to the filing of the Certificate of Amendment, Lead Counsel determined that it was unlikely that the Court would invalidate the APEs themselves. Among other things, holders of Common Stock who never sold their APEs since the Distribution would not suffer dilution of the value of their equity when the Conversion took place, but a significant number (and potentially a majority) of the APEs had been purchased by bona fide purchasers for value from holders of Common Stock or the Company through the at-the-market sales program. In assessing any balancing of the equities, the Court would likely consider the harm to third party good faith purchasers of APEs from invalidating the security itself.

37.               In this regard, the primary basis to seek to invalidate the APEs entirely had been a claim under Section 242(b)(2) of the Delaware General Corporation Law. As will be detailed further in Lead Plaintiffs’ expected Brief in Support of Final Approval of the Settlement, the underlying facts and recent case law caused Lead Counsel to believe that while the way in which Defendants employed the APEs through the Antara Agreement to effect the Proposals was, in Lead Plaintiffs’ and Lead Counsel’s view, inequitable, the APEs issuance was not likely to be voided. This is because, under Section 242(b)(2), a separate vote of a class of stockholders is only required where the issuance of a different series would adversely impact a “special right” of the former class.  A recent decision from the Delaware Court of Chancery held that, under longstanding Delaware precedent, Section 242(b)(2) requires any such “special right” to be expressly granted in a corporation’s certificate of incorporation.  One firm among Lead Counsel represents the plaintiffs in the recent decision and has recently appealed that decision to the Delaware Supreme Court. That appeal remains pending. Here, AMC’s certificate of incorporation did not grant voting rights solely and exclusively to holders of Common Stock.  Moreover, AMC’s certificate of incorporation expressly granted AMC’s Board the ability to issue preferred shares with voting rights, and, in fact, AMC previously had an outstanding class of shares that had voting rights superior to the Common Stock.  For these reasons, as will be more fully explained in Plaintiffs’ brief in support of the settlement, any claim challenging the validity of the issuance of the preferred shares that underlie the APEs under Section 242(b)(2) was unlikely to succeed.

38.               In addition, and taking into account Lead Plaintiffs’ and Lead Counsel’s firm belief that the use of the APEs in the Antara Agreement to effect the Proposals was inequitable and a likely breach of fiduciary duty, Lead Plaintiffs and Lead Counsel nevertheless determined that the most appropriate way to benefit the Settlement Class through this lawsuit was to achieve meaningful additional consideration for the Settlement Class members in the form of the issuance of new shares concurrent with the Conversion and Reverse Stock Split. Lead Plaintiffs contend that one of the principal problems with the way Defendants sought to effect the Proposals was that the outstanding shares of Common Stock would not represent a majority of the total voting power eligible to vote at the meeting, and holders of Common Stock were not receiving any additional consideration in connection with effecting the Proposals. In lieu of permanently enjoining the Proposals, which Plaintiffs concluded could cause serious harm to the Company and the Settlement Class in general, the proposed Settlement achieves significant additional consideration to the Settlement Class, thus mitigating what Lead Plaintiffs contend was the harm from the way in which the APEs were used in the Antara Agreement.

39.               One of the principal affirmative defenses to the specific type of fiduciary duty claim brought by Plaintiffs (a so-called “Blasius claim”) is when a board of directors shows a compelling justification for their actions. Here, Defendants’ counsel asserted, among other things, that AMC had a compelling business need to raise additional capital in order to pay down outstanding debt obligations. Plaintiffs and Lead Counsel understood that AMC has a significant need to raise additional capital and that continued litigation, whether or not a permanent injunction were obtained, could risk the long-term health of AMC, which in turn would cause material harm to the members of the Settlement Class. Based on this conclusion, as well as the general risks in litigation, Plaintiffs and Lead Counsel became concerned that continued litigation, even if successful from a legal standpoint, might result in no actual recovery for the Settlement Class. Accordingly, Plaintiffs and Lead Counsel entered into the proposed Settlement, which provides for significant monetary value to the Settlement Class that recompenses in part the alleged dilution that the Settlement Class suffered as a result of the creation of the APEs (even though invalidating the APEs was determined to be an unlikely outcome of continued litigation) and as a result of the Conversion of APEs into AMC Common Stock. Because the APEs trade at market prices below the Common Stock, Lead Counsel believes that the Conversion will result in the Common Stock price declining and APE price rising to an unknown meeting point or range. The Reverse Stock Split will reduce the total number of shares outstanding, but should, Lead Counsel believes, also cause a proportionate increase in the market trading price of the post-Reverse Stock Split Common Stock. Based on an analysis performed by Lead Counsel and their financial advisors, using April 28, 2023 stock prices and assuming that the Reverse Stock Split and Conversion occurred, Lead Counsel believes that the value of the Settlement Payment would be approximately $124.9 million. Please note that is merely an estimate of the final value of the Settlement Payment because its final value cannot be determined without knowing the stock prices of AMC and APE at the time the Reverse Stock Split and Conversion occur. If, as Lead Counsel hope, the market perceives the Settlement positively because it permits AMC to raise capital, pay down debt, and thus improve its financial position, the value of the proposed Settlement could increase as the Company’s market capitalization reflects such improved position.

40.               Defendants, to avoid the burden, expense, disruption, and distraction of further litigation, and without admitting the validity of any allegations made by Plaintiffs in their complaints, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled on the terms reflected in the Stipulation.

41.               Defendants have denied, and continue to deny, each and all of the claims and contentions alleged by Plaintiffs in the Complaint, including any and all allegations of wrongdoing, allegations of liability, and the existence of any damages. Without limiting the generality of the foregoing, Defendants have denied, and continue to deny, that they have committed any breach of fiduciary duty, in any way acted inequitably, or violated any statutory duty whatsoever, and each Defendant expressly maintains that he, she, or it has diligently and scrupulously complied with his, her, or its contractual, statutory, fiduciary, and other legal duties and is entering into the Stipulation and the Settlement to eliminate the burden, expense, disruption, and distraction inherent in further litigation. Defendants also assert that they acted properly and in accordance with the law, including with respect to the issuance of the APEs, the Antara Agreement, and the Proposals given AMC’s compelling need to raise capital.

42.               Each of the Parties recognizes and acknowledges, however, that the Action has been brought by Plaintiffs in good faith and defended by Defendants in good faith and that the Action is being voluntarily settled with the advice of counsel.

HOW MUCH WILL MY PAYMENT FROM THE SETTLEMENT BE? HOW WILL I RECEIVE MY PAYMENT?

43.               Please Note: If you are eligible to receive a payment from the Settlement Payment, you do not have to submit a claim form to receive your payment.

44.               If the proposed Settlement is approved, AMC will promptly effect the Conversion and issue to the record holders of Common Stock as of the Settlement Class Time one share of Common Stock for every 7.5 shares of Common Stock owned by such holders (after giving effect to the Reverse Stock Split and taking into account cash payments in lieu of fractional shares). For a detailed explanation as to what this sentence means in practice, see Paragraphs 29–31, and 45.

45.               No fractional shares of Common Stock will be issued as part of the Settlement Payment. Settlement Class Members who would otherwise be entitled to receive a fractional share of the Settlement Payment will receive a cash payment in lieu thereof in the same manner as will be provided in connection with the Reverse Stock Split, as described above in Paragraph 26. In other words, Settlement Class Members entitled to payment will receive one share of Common Stock for every 7.5 shares of Common Stock they owned as of the Settlement Class Time and will receive cash for the remaining shares of Common Stock they own that add up to less than 7.5 shares.

46.               AMC will promptly issue the Settlement Payment once, and if, the proposed Settlement is approved by the Court.

47.               As noted above, the Settlement Payment will be issued to record holders of Common Stock as of the Settlement Class Time; that is, the time after the Reverse Stock Split has effected but immediately before the APEs are converted into Common Stock. In order to effect the Conversion, Settlement Payment, and Reverse Stock Split at the earliest possible time, the Company may make conditional filings with the NYSE prior to the Settlement Hearing, so that if the proposed Settlement is approved, the Company can effect these transactions as promptly as possible thereafter.

48.               To give an illustration, if the proposed Settlement is approved, AMC will, after providing required notices in accordance with NYSE rules, effect the Reverse Stock Split, then take a snapshot of all the record holders of Common Stock, expected to be as of the close of business on the business day such Reverse Stock Split is effected, and then on the following business day convert APEs into Common Stock. Record holders of Common Stock as of the Settlement Class Time will be issued the Settlement Payment directly, promptly following Conversion. Beneficial holders of Common Stock will be issued the Settlement Payment through their nominee, in accordance with the procedures of their nominee, including with respect to any fractional interest or cash in lieu thereof. For the avoidance of doubt, the Settlement Payment will only be paid directly to the record holders of Common Stock. Investors who hold both Common Stock and APEs will only be paid the Settlement Payment based on their Common Stock holdings. Investors who only hold APEs will not be entitled to the Settlement Payment pursuant to the Settlement.

49.               All holders of Common Stock as of the Settlement Class Time, except Defendants, are members of the Settlement Class.

50.               Please note that merely being a member of the Settlement Class does not mean you are entitled to the Settlement Payment.

WHAT WILL HAPPEN IF THE SETTLEMENT IS APPROVED? WHAT CLAIMS WILL THE SETTLEMENT RELEASE?

51.               If the Settlement is approved, the Court will enter an Order and Final Judgment (the “Judgment”). Pursuant to the Judgment, upon the Effective Date of the Settlement, the Action will be dismissed with prejudice and the following releases will occur:

a.                  Release of Claims by Plaintiffs and Settlement Class Members: Upon the Effective Date, Plaintiffs and each of the other Settlement Class Members, on behalf of themselves and any and all of their respective predecessors, successors, representatives, trustees, executors, administrators, estates, heirs, transferees, and assigns, in their capacities as such only, and any other person or entity purporting to claim through or on behalf of them in such capacity only, by operation of the Order and Final Judgment and to the fullest extent permitted by law, shall completely, fully, finally, and forever release, relinquish, settle, and discharge the Released Plaintiffs’ Claims (defined below) as against the Released Defendants’ Persons (defined below), and shall forever be barred and enjoined from commencing, instigating, or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendants’ Persons.

“Released Plaintiffs’ Claims” means any and all actions, causes of action, suits, liabilities, claims, rights of action, debts, sums of money, covenants, contracts, controversies, agreements, promises, damages, contributions, indemnities, and demands of every nature and description, whether or not currently asserted, whether known claims or Unknown Claims, suspected, existing, or discoverable, whether arising under federal, state, common, or foreign law, and whether based on contract, tort, statute, law, equity, or otherwise (including, but not limited to, federal and state securities laws), that Plaintiffs or any other Settlement Class Member: (i) asserted in the Allegheny Complaint or the Munoz Complaint; or (ii) ever had, now have, or hereafter can, shall, or may have, directly, representatively, derivatively, or in any other capacity that, in full or part, concern, relate to, arise out of, or are in any way connected to or based upon the allegations, transactions, facts, matters, occurrences, representations, or omissions involved, set forth, or referred to in the Complaints and that relate to the ownership of Common Stock and/or AMC Preferred Equity Units during the Class Period, except claims with regard to enforcement of the Settlement and the Stipulation.

“Released Defendants’ Persons” means each and all Defendants and any and all of their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, stockholders, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives, and with respect to each of the foregoing, their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives.

b.                 Release of Claims by Defendants: Defendants, on behalf of themselves and any and all of their respective predecessors, successors, representatives, trustees, executors, administrators, estates, heirs, transferees, and assigns, in their capacities as such only, and any other person or entity purporting to claim through or on behalf of them in such capacity only, by operation of the Order and Final Judgment and to the fullest extent permitted by law, shall completely, fully, finally, and forever release, relinquish, settle, and discharge the Released Defendants’ Claims (defined below) as against the Released Plaintiffs’ Persons (defined below), and shall forever be barred and enjoined from commencing, instituting, or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiffs’ Persons.

“Released Defendants’ Claims” means any and all actions, causes of action, suits, liabilities, claims, rights of action, debts, sums of money, covenants, contracts, controversies, agreements, promises, damages, contributions, indemnities, and demands of every nature and description, whether or not currently asserted, whether known claims or Unknown Claims, suspected, existing, or discoverable, whether arising under federal, state, common, or foreign law, and whether based on contract, tort, statute, law, equity, or otherwise (including, but not limited to, federal and state securities laws), that were or could have been asserted by any of the Released Defendants’ Persons in any court, tribunal, forum, or proceeding, and that are based upon, arise out of, relate to, or involve the commencement, prosecution, defense, mediation, or settlement of the Action, except claims with regard to enforcement of the Settlement or the Stipulation.

“Released Plaintiffs’ Persons” means Plaintiffs, all other Settlement Class Members, and any and all of their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, stockholders, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives, and with respect to each of the foregoing, their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives.

c.                  Certain General Definitions Related to the Released Claims:

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, affiliate, joint stock company, investment fund, estate, legal representative trust, unincorporated association, entity, government and any political subdivision thereof, or any other type of business or legal entity.

“Unknown Claims” means any Released Plaintiffs’ Claims which Plaintiffs do not, or any Settlement Class Member does not, know or suspect to exist in his, her, or its favor at the time of the release of such claims, and any Released Defendants’ Claims which any Defendant does not know or suspect to exist in his, her, or its favor at the time of the release of such claims, which, if known by him, her, or it, might have affected his, her, or its decision(s) with respect to this Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, Plaintiffs and Defendants shall expressly waive, and each of the other Settlement Class Members shall be deemed to have waived, and by operation of the Order and Final Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Plaintiffs and Defendants acknowledge, and each of the other Settlement Class Members shall be deemed by operation of law to have acknowledged, that the inclusion of the foregoing waiver was separately bargained for and was a key and material element of the Settlement and was relied upon by each and all of Plaintiffs and Defendants in entering into the Stipulation.

HOW WILL THE ATTORNEYS BE PAID?

52.           Lead Counsel have not received any payment for their services in pursuing the claims asserted in the Action, nor have Lead Counsel been reimbursed for their out-of-pocket expenses. Lead Counsel invested their own resources pursuing the claims asserted on a contingency basis, meaning they would only recover their expenses and be compensated for their time if they created benefits through this litigation.

53.           Before final approval of the Settlement, Lead Counsel will apply to the Court for an award of attorneys’ fees and reimbursement of expenses. Lead Counsel has not determined the amount of legal fees and litigation expenses they will ultimately seek, but agree that, in the aggregate, such fees and expenses will not exceed $20 million.

54.           Regardless of whether or not the Parties reach agreement as to the amount of the fees and expenses sought by Lead Counsel, it is the Court’s decision to determine the amount of any award for attorneys’ fees and expenses. Any Court-approved fee and expense award will be paid by Defendants and/or their insurers and will not affect the amount of the Settlement Payment provided if the Settlement is approved. Members of the Settlement Class are not personally liable for any such fees or expenses. Properly submitted objections can include as a basis for the objection the amount of requested fees and expenses.

55.           No portion of any fee and expense award shall be paid to Plaintiffs or any Settlement Class Member, except for incentive awards or other such payments as may be approved by the Court.

56.           Lead Counsel intend to seek Court approval of incentive awards to Plaintiffs of up to and including $5,000 each, to be paid to Plaintiffs solely out of any fee and expense award awarded by the Court to Lead Counsel. In other words, the Plaintiffs’ incentive awards, if approved, would be taken out of any Court-approved award of attorneys’ fees and expenses to Lead Counsel. If approved, this would be the only payment made to Plaintiffs beyond what they are entitled to as members of the Settlement Class. Lead Counsel believe that an incentive award to Plaintiffs is appropriate to compensate them for the substantial time and effort that Plaintiffs put into pursuing this litigation. If the Court denies an incentive award, then Plaintiffs will receive no payment beyond what they are entitled to as members of the Settlement Class.

57.           The proposed Settlement is not conditioned on any fee and expense award to Lead Counsel or the award of any incentive award. The Court may approve the proposed Settlement without ruling on any fee and expense award to Lead Counsel or the award of any incentive award to Plaintiffs.

WHEN AND WHERE WILL THE SETTLEMENT HEARING BE HELD? DO I HAVE THE RIGHT TO APPEAR AT THE SETTLEMENT HEARING? MAY I OBJECT TO THE SETTLEMENT AND SPEAK AT THE HEARING IF I DON’T LIKE THE SETTLEMENT?

58.           The Settlement Hearing is where the Court will review the proposed Settlement.

59.           Settlement Class Members do not need to attend the Settlement Hearing. The Court will consider any submission made in accordance with the provisions below even if a Settlement Class Member does not attend the Settlement Hearing. Settlement Class Members can recover from the Settlement without attending the Settlement Hearing.

60.           The Court will consider the Settlement and all matters related to the Settlement at the Settlement Hearing to be held before Vice Chancellor Morgan T. Zurn on June 29-30, 2023, at the Leonard L. Williams Justice Center, at 500 North King Street, Wilmington, Delaware, which hearing is scheduled to be held in person at the courthouse but, in the Court’s discretion, can be changed to be held remotely such as by telephone or videoconference.

61.            At the Settlement Hearing, the Court will, among other things:

i.                determine whether the proposed Settlement is fair, reasonable, and adequate to the Settlement Class;

ii.               determine whether a Judgment, substantially in the form attached as Exhibit D to the Stipulation, should be entered dismissing the Action with prejudice as against Defendants and lifting the Status Quo Order;

iii.              determine whether the application by Lead Counsel for an award of attorneys’ fees and expenses and incentive awards should be approved;

iv.             hear and rule on any objections to the proposed Settlement, Lead Counsel’s application for an award of attorneys’ fees and expenses, and/or Lead Counsel’s application for incentive awards to Plaintiffs; and

v.               consider any other matters that may properly be brought before the Court in connection with the proposed Settlement.

62.           Please Note: The date and time of the Settlement Hearing may change. Such changes may occur without written notice to Settlement Class Members. If such a change occurs, the Parties will do their best to alert the Settlement Class Members of the change, but you are encouraged to monitor the Court’s docket, the “Investor Relations” section of AMC’s website, investor.amctheatres.com/newsroom/default.aspx, and Lead Counsel’s websites, blbglaw.com, gelaw.com and fksfirm.com. You may also confirm the date and time of the Settlement Hearing by contacting Lead Counsel as indicated in Paragraph 63 below.

63.           Any Settlement Member may object to or support the Settlement, Lead Counsel’s application for an award of attorneys’ fees and expenses, and/or Lead Counsel’s application for incentive awards to Plaintiffs. In so doing, however, any Objector or Supporter must, on or before May 31, 2023, do each of the following things:

i.                serve any such written statement in support or objection at the following address by email, by hand, by first-class U.S. mail, or by express service:

By electronic mail to:

AMCSettlementObjections@blbglaw.com

By mail to:

AMC Investor Submissions

c/o John Mills, Esq.

Bernstein Litowitz Berger & Grossmann LLP

1251 Avenue of the Americas

New York, NY 10020;

ii.               meet the requirements identified in Paragraph 64 below; and

iii.              if Objectors wish to speak at the Settlement Hearing, return the form attached to the letter the Court intends to publish to AMC stockholders with specific instructions regarding the Settlement Hearing with the Register in Chancery at the following address:

Register in Chancery

Court of Chancery of the State of Delaware

New Castle County

Leonard L. Williams Justice Center

500 North King Street

Wilmington, Delaware 19801

All supporting papers should be submitted with the original letter of support or objection, and no witnesses other than Objectors will be permitted at the Settlement Hearing. It is preferable for any Objector or Supporter to email any materials that he, she, or it wishes the Court to consider. Mr. Mills or his colleagues will furnish the Special Master appointed by the Court in this Action and counsel for each of the Parties with copies of any and all statements in support or objections that come into their possession as soon as possible and, in any event, within 24 hours of receiving them.

64.           Any objections, statements of support, filings, and other submissions must include the following five things:

i.                 state that the objection or statement of support is being filed with respect to In re AMC Entertainment Holdings, Inc. Stockholder Litigation, Consolidated C.A. No. 2023-0215-MTZ;

ii.                state the name, address, and telephone number of the Objector or Supporter and, if represented by counsel, the name, address, and telephone number of his, her, or its counsel;

iii.              be signed (either by hand or electronically) by the Objector or Supporter;

iv.              contain a specific, written statement of the objection(s) or statement of support and the specific reason(s) for the objection(s) or statement of support, including any filings the Objector or Supporter wishes to bring to the Court’s attention; and

v.               include documentation sufficient to prove that the Objector or Supporter is a member of the Settlement Class (i.e., held shares of AMC Common Stock between August 3, 2022, through and including the date the objection or statement of support is made).

65.           Documentation establishing that an Objector or Supporter is a member of the Settlement Class may consist of copies of an official brokerage account statement, a screen shot of an official brokerage account, or an authorized statement from the Objector’s or Supporter’s broker containing the transactional and holding information found in an account statement. Lead Counsel may request that the Objector or Supporter submit additional information or documentation sufficient to prove that the Objector or Supporter is a Settlement Class Member.

66.           Anonymous letters are not sufficient objections and make it impossible for the Parties to know whether the letter is from a member of the Settlement Class.

67.           You may file a written objection without having to appear at the Settlement Hearing. You may not, however, speak to the Court at the Settlement Hearing to present your objection (if the Court indicates you shall be heard) unless you first file and serve a written objection in accordance with the procedures described in Paragraphs 63–66, unless the Court orders otherwise.

68.           You are not required to hire an attorney to represent you in making written objections or in appearing at the Settlement Hearing. However, if you decide to hire an attorney, it will be at your own expense, and that attorney must file a notice of appearance with the Court and serve it in accordance with Paragraph 63(i) above so that the notice is received on or before May 31, 2023.

69.           Unless the Court orders otherwise, any Settlement Class Member who does not object in the manner described above will be deemed to have waived any objection (including the right to appeal) and shall be forever foreclosed from making any objection to the proposed Settlement, Lead Counsel’s application for an award of attorneys’ fees and litigation expenses, Lead Counsel’s application for incentive awards to Plaintiffs, or any other matter related to the Settlement or the Action, and will otherwise be bound by the Judgment to be entered and the Releases to be given. In other words, the Settlement Hearing is your last opportunity to be heard if the proposed Settlement is approved.

70.           Settlement Class Members do not need to appear at the Settlement Hearing or take any other action to indicate their approval.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

71.           This Notice contains only a summary of the terms of the proposed Settlement. For more detailed information about the matters involved in the Action, please review the papers on file in the Action, including the Stipulation, which may be inspected during regular office hours at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, New Castle County, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801.

72.           Alternatively, copies of the Stipulation, the Complaint, Settlement Briefs, the Special Master’s report and recommendations, and any related orders entered by the Court will be posted on the Court’s docket, and online at the “Investor Relations” section of AMC’s website, investor.amctheatres.com/newsroom/default.aspx, and Lead Counsel’s websites, blbglaw.com, gelaw.com and fksfirm.com , or you can reach out to Lead Counsel at AMCSettlementObjections@blbglaw.com.

73.           If you have questions regarding the proposed Settlement, you may contact Lead Counsel at AMCSettlementObjections@blbglaw.com.

74.           Any Objector who has properly objected to the proposed Settlement and intends to speak at the Settlement Hearing should review the letter the Court intends to publish to AMC stockholders with specific instructions regarding the Settlement Hearing and return the form referenced in that letter to the Register in Chancery. The Court’s letter and the form to return to the Register in Chancery will be posted on the Court’s docket, the “Investor Relations” section of AMC’s website, and Lead Counsel’s websites, blbglaw.com, gelaw.com and fksfirm.com, or you can reach out to Lead Counsel at AMCSettlementObjections@blbglaw.com.

DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF
THE REGISTER IN CHANCERY REGARDING THIS NOTICE.

Dated: May 5, 2023

BY ORDER OF THE COURT

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